Exhibit 99.2
For Release at 7:30 AM EDT on Monday, June 28, 2010
Gasco Energy Closes Exchange of 5.5% Convertible Notes
DENVER — June 28, 2010 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) (“Gasco” or the “Company”) today announced that it issued in a private placement $64,532,000 aggregate principal amount of 5.5% Convertible Senior Notes due October 5, 2015 (the “2015 Notes”) in exchange for $64,532,000 aggregate principal amount of the Company’s 5.5% Convertible Senior Notes due October 5, 2011 (the “2011 Notes”). The exchanged 2011 Notes represented 99.28% of the outstanding 2011 Notes. The 2015 Notes are convertible, at the option of the holder, into shares of the Company’s common stock and/or shares of the Company’s newly designated Series C Convertible Preferred Stock, which are convertible into Common Stock. The 2015 Notes are unsecured and unsubordinated and are guaranteed by all of the Company’s domestic subsidiaries. The Company will pay interest semiannually on the unpaid principal amount of the 2015 Notes at a rate of 5.5% per annum.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The securities that were offered have not been registered under the Securities Act of 1933 (as amended, the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities were offered in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) and Regulation D thereof and the securities were offered only to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and/or institutional accredited investors within the meaning of Rule 501(a) under the Securities Act. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044